Exhibit 5.1

One International Place, Suite 3900, Boston, Massachusetts 02110 • (617) 406-0335

August 22, 2024

Board of Directors

Sonoma Pharmaceuticals, Inc.

5445 Conestoga Court, Suite 150

Boulder, Colorado 80301

Ladies and Gentlemen:

We are acting as special counsel to Sonoma Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the proposed public offering of up to an aggregate of $1,270,352 of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), all of which Shares are to be offered and sold by the Company from time to time in accordance with the terms of the Equity Distribution Agreement, dated December 15, 2023, as amended March 8, 2024 (as amended, the “Agreement”), between the Company and Maxim Group LLC, as sales agent. The Shares are being offered pursuant to a prospectus supplement dated August 22, 2024 and the accompanying base prospectus dated November 20, 2023 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-275311) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) the Company will remain a Delaware corporation, and (ii) the total number of issued shares of Common Stock, together with the Shares and the total number of shares of Common Stock reserved for issuance upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s Restated Certificate of Incorporation, as currently amended, as may be further amended and then in effect.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

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Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) authorization by the Company’s Board of Directors or a duly authorized pricing committee thereof, within the limitations established by resolutions duly adopted by the Board of Directors, of the terms pursuant to which the Shares may be sold pursuant to the Agreement, (ii) issuance of the Shares pursuant to placement instructions under the Agreement, consistent with the terms authorized in the above-mentioned resolutions of the Board of Directors or a duly authorized pricing committee thereof, and (iii) receipt by the Company of the proceeds for the Shares sold pursuant to such terms and such placement instructions, the Shares will be validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to Polsinelli PC under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Polsinelli PC
Polsinelli PC

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